Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Strategic Diagnostics Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-20421, 333-21211 and 333-68107) on Form S-8 of Strategic Diagnostics Inc. of our report dated February 13, 2004, relating to the consolidated balance sheets of Strategic Diagnostics Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Strategic Diagnostics Inc.

Our report dated February 13, 2004 contains an explanatory paragraph that describes the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles”, effective January 1, 2002.

/s/    KPMG LLP

Philadelphia, Pennsylvania

March 23, 2004